July 24, 2023

Aristotle Funds Series Trust
11100 Santa Monica Blvd., Suite 1700
Los Angeles, CA 90025

Re: Phase II - Fee Waiver Agreement (the “Agreement”)

With reference to the (i) Investment Advisory Agreement, entered into by Aristotle Investment Services, LLC (“AIS”) and Aristotle Funds Series Trust (the “Trust”), on behalf of each of its series and the applicable share class listed on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”), dated April 17, 2023 (the “Advisory Agreement”), pursuant to which AIS provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of such Fund (the “Advisory Fee”); and (ii) Supervision and Administration Agreement, entered into by AIS and the Trust, on behalf of each Fund, dated April 17, 2023 (the “Administration Agreement” and, with the Advisory Agreement, the “AIS Agreements”), pursuant to which AIS provides supervisory and administrative services and/or arranges for such services to each Fund for compensation based on the value of the average daily net assets of such Fund (the “Administrative Fee” and, together with the Advisory Fee, the “Fees”), we hereby notify you as follows:

1.Fee Waiver. To the extent that the aggregate expenses (the “Expenses”) incurred by a Fund, including but not limited to organizational and offering costs and the Fees (but excluding interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, other expenditures which are capitalized in accordance with generally accepted accounting principles (other than offering costs), other extraordinary expenses not incurred in the ordinary course of such Fund’s business and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”)), exceed on an annual basis the amount specified in Schedule A (the “Expense Limit”), AIS shall waive its Fees under one or both of the AIS Agreements in an amount equal to such excess amount so that the Expenses incurred by a Fund in any fiscal year do not exceed the Expense Limit.

2.Term and Termination of Agreement. This Agreement shall continue in effect with respect to each Fund until July 31, 2026, and may not be terminated by AIS.

3.Reliance on Undertaking. We understand and intend that the Trust and the Funds will rely on this undertaking in preparing and filing Amendments to the registration statement on Form N-1A for the Trust with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the 1940 Act, and expressly permit the Trust and the Funds to do so.

[Signature page follows.]

840 Newport Center Drive, 7th Floor, Newport Beach, CA 92660    11100 Santa Monica Blvd., Suite 1700, Los Angeles, CA 90025
Tel: 949-999-4970 • Fax: 949-681-2199    Tel: 310-478-4005 • Fax: 310-478-8496

Very truly yours,

Aristotle Investment Services, LLC

By:	/s/ Kim St. Hilaire
Name:	Kim St. Hilaire
Title:	Chief Operating Officer

ACCEPTED AND AGREED TO ON BEHALF OF:

Aristotle Funds Series Trust, on behalf of its series listed on Schedule A, hereto

By:	/s/ Richard Schweitzer
Name:	Richard Schweitzer
Title:	President

SCHEDULE A
To the
Phase II Fee Waiver Agreement

Fund	Class	Expense Limit (based on percentage of the average daily net assets)
Aristotle International Equity Fund	Class I-2	0.78%
Aristotle Value Equity Fund	Class I-2	0.69%
Aristotle/Saul Global Equity Fund	Class I-2	0.78%
Aristotle Core Equity Fund	Class I-2	0.65%
Aristotle Small Cap Equity Fund*	Class I-2 Class I-3	0.90% 0.90%

*Note: The expense limit for Aristotle Small Cap Equity Fund Class I-2 shares referenced in this Phase II Fee Waiver Agreement supersedes and replaces the expense limit referenced in the Fee Waiver Agreement dated April 17, 2023, solely for Class I-2 shares of Aristotle Small Cap Equity Fund.
840 Newport Center Drive, 7th Floor, Newport Beach, CA 92660    11100 Santa Monica Blvd., Suite 1700, Los Angeles, CA 90025
Tel: 949-999-4970 • Fax: 949-681-2199    Tel: 310-478-4005 • Fax: 310-478-8496